EXHIBIT 10.2


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PROPOSAL     COOL CAN DEVELOPMENT
             PHASE ONE
             Proposal No. COOL CAN1
             November 6, 1998

FOR          COOL CAN TECHNOLOGIES, INC.
             21700 Oxnard Street
             Suite 1550
             Woodland Hills, CA 91367
             Ph (818) 593-2282
             Fax (818) 593-2283

BY           CALIFORNIA MANUFACTURING TECHNOLOGY CENTER
             Los Angeles Regional Office
             13430 Hawthorne Boulevard
             Hawthorne, CA 90250
             Phone: 800-300-2682
             Fax: 310-676-8630

             Alex Domaszewicz, P.E.

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BACKGROUND

      The California Manufacturing Technology Center (CMTC) is pleased to propose supporting the development of a beverage can with an integrated cooling system for Cool Can Technologies.

      Cool Can has patented a system for a beverage can with an integrated cooling system.

OBJECTIVE

      The objective of the project is to take the patent drawings and develop prototype drawings and manufacture prototypes for testing and final development, as well as establishing base line costs.

TASKS

      THE FOLLOWING TASKS ARE PROPOSED FOR PHASE 1:

      * Develop prototype sketches on AUTOCAD from existing patent drawings. It is expected that ten detail drawings and two assembly drawings will be required.

      *     Help select and recommend materials.

      *     Help select and recommend production processes.

      *     Obtain prototype quotations for parts and tooling.

      *     Obtain ROM production quotations for parts and tooling.

      *     Prepare test plan.

      *     Support prototype fabrication.

      FOLLOW ON PHASES WILL BE PROPOSED AT THE TERMINATION OF THIS PHASE.

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DELIVERABLES

The CMTC will deliver:

* Prototype drawings on AUTOCAD, approximately 10 weeks ARO subject on the availability of data from can and cartridge manufacturers and patent drawing quality.

* Prototype costs and quotations, approximately 4 to 8 weeks after drawing are available, and depending on vendors.

* ROM production cost estimate, approximately 4 to 8 weeks after drawing are available, and depending on vendors.

*     Test Plan Draft, approximately 8 weeks after drawings.

* Prototype manufacturing support will be based on time and material as required.

It is expected that Cool Can will provide support and set up meetings as required with the cartridge manufacturers, the can manufacturers and the fillers. It is assumed that these suppliers will provide their unit costs as well as any capital equipment costs on a timely basis. If the above sources have to be developed additional cost and schedule will be required by CMTC.

      This proposal includes CMTC's Terms and Conditions, attached, which is incorporated herein by this reference. CMTC WILL SIGN A CONFIDENTIALITY AGREEMENT with Client if required.

PAYMENT SCHEDULE

      The fees for this phase are shown on the attached contract.

      We look forward to working with you on this proposed project.

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CALIFORNIA MANUFACTURING TECHNOLOGY CENTER                    Agreement/Contract
Hawthorne, California

Toll Free: 800-300-2682 (In CA)     [LOGO]

LOS ANGELES REGIONAL OFFICE

13430 Hawthorne Boulevard                         CONTRACT NUMBER:  63597
Los Angeles, CA 90250-5806                                   DATE:  11/6/98
PHONE: 310-355-3060    FAX: 310-676-8630        REGIONAL APPROVAL:

CLIENT INFORMATION

COMPANY NAME & ADDRESS              CLIENT CONTACT          TITLE
----------------------              --------------          -----
Cool Can Technologies, Inc.             BRUCE T. LEITCH         PRESIDENT
21700 Oxnard Street
Woodland Hills, CA 91367            CONTACT PHONE           CONTACT FAX
                                    -------------           -----------
                                        818-593-2282            818-593-2283

                                    START DATE      COMPLETE DATE      PO NUMBER
                                    ----------      -------------      ---------
                                        11-30-98        04-30-98

Client shall provide reasonable information needed by CMTC to perform the scope of work outlined in this Agreement/Contract. In addition, the Client shall provide access for CMTC personnel and its contractors to the manufacturing facilities of the Client and to its personnel knowledgeable in its current operations. CMTC agrees to make every reasonable effort to minimize its demands on the time and energies of client's personnel and facilities. All proprietary information and data will be handled in accordance with the Terms and Conditions on the reverse side or attached to this page.

The California Manufacturing Technology Center ("CMTC") was established to assist small- and medium-sized manufacturing companies remain competitive. The federal and state funds invested allow the CMTC to provide services to manufacturing companies at a fee that is affordable. No Client proprietary information will be disseminated. There is an obligation by the CMTC to follow-up and measure the impact on Client as a result of CMTC services. Upon execution of this agreement and ensuing contract, the Client agrees to allow the CMTC to gather data at subsequent intervals after completion of the contract. Baseline data will be established during the initial interviews; the first follow-up will occur six months after completion of the contract and then again at one year. After that, data will only be requested on an annual basis.

ITEM     DESCRIPTION                                                  FEES
----     -----------                                                  ----
  1      COOL CAN DEVELOPMENT, PHASE 1 PER PROPOSAL DATED 11/6/98     $25,000.00

         PROTOTYPE FABRICATION SUPPORT WILL BE BILLED OVER THE
         ABOVE ON A MONTHLY BASIS AT A RATE OF $70.00 PER HOUR NOT TO EXCEED 8 HOURS PER WEEK UNLESS OTHERWISE AUTHORIZED.

         CMTC AGREES TO PROVIDE SERVICES, AS DESCRIBED ABOVE, FOR THE
         BASIC SUM OF:                                                $25,000.00

PAYMENT TERMS
-------------
$7000.00 DUE UPON SIGNING, WITH $6000.00 ON DRAWING DELIVERY, $6000.00 ON COST
         DELIVERY AND THE BALANCE ON TEST PLAN DELIVERY. IN ADDITION PROTOTYPE FABRICATION SUPPORT WILL BE BILLED ON A MONTHLY BASIS BASED ON THE ABOVE RATES.

ADDITIONAL TERMS AND CONDITIONS ARE ON THE REVERSE SIDE OR ATTACHED TO THIS PAGE

Any alteration or deviation from the above description may result in additional charges to Client. Such charges will be made only upon written agreement between Client and CMTC. Overdue accounts will be charged interest at the rate of 1.5% per month. In the event it becomes necessary to enforce this agreement by litigation, the prevailing party shall be entitled to costs, attorney and collection fees. This Agreement/Contract may be withdrawn by CMTC at any time before CMTC accepts this agreement.

ACCEPTANCE OF AGREEMENT: The above prices, scope of work, specifications and conditions, set forth above and in the Terms and Conditions on the reverse side of this page which are incorporated herein by reference, are satisfactory and are hereby accepted. CMTC is authorized to do the work as specified. Payment will be made as outlined above. It is understood and agreed this is work not provided for in any other agreement and no contractual rights arise until this Agreement/Contract is accepted in writing by both Client and CMTC. This Agreement/Contract may be referred to as an agreement, proposal or contract. This agreement can only be accepted by CMTC upon the execution of this document by an authorized employee of CMTC.

ACCEPTED BY
                                      California Manufacturing Technology Center

Signature: /s/ Bruce Leitch           Signature: /s/ [ILLEGIBLE]

DATE: 12/15/98   TITLE: PRESIDENT     DATE: 11/9/98   TITLE: Director Burbank
                                      Center

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                            CMTC TERMS AND CONDITIONS

PAYMENT

The price quoted in this Agreement/Contract includes all fees and expenses, net of the applicable financial support from sponsors of CMTC, for CMTC to complete its work outlined in the proposal. CMTC will invoice Client at the end of each month for the amount due. Work in respect of this agreement will commence as soon as mutually convenient to both parties after having signed the agreement. Final payment is due upon completion of work and delivery of any reports as stated in the agreement unless prior arrangements have been made.

LIMITED LIABILITY

CMTC's responsibility shall be limited to applying its reasonable best efforts in the performance of such work by CMTC employees, agents and contractors within the limits of time and funds set forth above. Therefore, the parties agree that Client shall have sole responsibility for the consequences of any use or inability to use any information, apparatus, method, or process obtained from CMTC or resulting from this agreement, and CMTC, its employees, agents, and contractors will not be liable to Client, or to anyone who may claim any right due to a relationship with Client, for any acts or omissions in the performance of the services under the terms of this agreement or on the part of the employees, contractors or agents of CMTC unless such acts or omissions are due to willful misconduct. Client will indemnify and hold harmless the CMTC and the State of California from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from, growing out of, or in any way connected with the services rendered to Client under the terms of this agreement, unless CMTC is judged by a court of competent jurisdiction to be guilty of willful misconduct.

This proposal remains open for sixty (60) days from the date first written at the top of the reverse side of this page unless revoked by CMTC in writing.

ASSIGNMENT AND ADMINISTRATION

CMTC will determine the method, details, and means of performing the above described services. Neither party may assign this agreement or any of its rights or obligations without the prior written consent of the other party; provided however, CMTC may assign and reassign staff, agents and independent contractors to its execution of the proposed project. Client agrees to comply with all reasonable requests of CMTC, its employees, agents and contractors and provide access to all documents reasonably necessary to the performance of the services to be performed by CMTC under this agreement.

The CMTC contact for contract questions can be reached at (310) 355-3060.

OWNERSHIP OF INTELLECTUAL PROPERTY

Any experience and expertise that directly or indirectly CMTC brings to this project shall remain the property of CMTC. Acceptance of this agreement does not preclude CMTC's undertaking work of this general nature for others, nor does it preclude CMTC presentation or publication of scholarly or technical works in this area, so long as no Proprietary Information of Client (as defined below) specific to this project is divulged. CMTC must also grant certain rights to the sponsors of CMTC concerning any intellectual property created during the course of CMTC activities. Furthermore, Client agrees that it obtains no rights to any Proprietary Information, intellectual or property, invention or discovery made or conceived under this proposal, except as specifically granted by CMTC in writing.

PROPRIETARY INFORMATION

The dissemination of information is an essential policy of CMTC, and the parties agree that CMTC's client list is not considered to be Proprietary Information or confidential and that Client's name as a CMTC client may be divulged to other potential clients of CMTC.

However, both parties recognize that each must hold in confidence any confidential, proprietary or restricted information or data only if so identified and marked "Proprietary Information" when received from the other party ("Proprietary Information"). Each party agrees to exercise all reasonable efforts not to publish or otherwise reveal the Proprietary Information to others, unless information has (1) become publicly known through no fault or breach of this agreement by the recipient, (2) been rightfully received from a third party without restriction on disclosure and without breach of this contract, (3) been independently developed by the receiving party, or (4) been disclosed pursuant to a requirement of a governmental agency or a court of law.

The provisions of this section shall survive for five (5) years, regardless of the termination or expiration of this project.

ENTIRE AGREEMENT; WAIVERS; GOVERNING LAW, ETC.

This agreement contains the entire agreement between CMTC and Client with respect to the subject matter herein and CMTC and Client agree that any modification to the agreement shall be in writing, signed CMTC and Client and expressly stating that it is intended to modify this agreement. No waiver or breach hereof shall be deemed to constitute a waiver of a future breach. This agreement shall be governed by the internal laws of the State of California without regard to principles of choice of law or conflicts of laws. Nothing contained in this agreement is intended to or shall be construed to create any rights in any third party as third party beneficiary. Each of CMTC and Client represents and warrants to the other that, with respect to themselves, all action necessary to bind them to the terms of this agreement have been taken as of the date set forth under their respective signatures and such further action will be taken to cause CMTC and Client to comply with the terms of this agreement as may be necessary.

NO SOLICITATION

Client hereby agrees that for a period of 12 months (the "No Solicit Period") following the date set forth across from its signature on the reverse side of this page, it will not nor will it cause or permit any of its officers, employees, partners, owners, directors, subsidiaries or affiliates to, directly or indirectly, solicit or cause to be solicited for any person or entity any individuals who currently are, or during the No Solicit Period are, employees of CMTC for the purpose of obtaining their respective employment, consultant or other like services.

ARBITRATION

Any dispute or claim arising out of or concerning this agreement shall be settled and determined by one arbitrator in the City of Los Angeles, California in an arbitration proceeding conducted according to the commercial rules of the American Arbitration Association at that time. Such decision will be final and binding on the Parties. The Arbitrator shall award costs and expenses, including reasonable attorneys' fees, to the prevailing party and make the award in writing with an opinion discussing the evidence and setting forth the reasons for the award. If any legal action or proceeding, other than arbitration is brought in connection with this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which the party may be entitled.

CONSTRUCTION

This agreement shall be construed to have been drafted equally by all parties. The language of all parts of the agreement shall be construed as a whole, according to its fair meaning, and any presumption or other principle that the language herein is to be construed against any party shall not apply. The language of the agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this agreement.

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[LOGO]                                California Manufacturing Technology Center
                                                       800-300-CMTC Headquarters

ALEX DOMASZEWICZ, P.E.
Manager Design Engineering
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INDUSTRIAL      Composite manufacturing, tool design and product design
FAMILIARITY:    including sandwich structures, glass and plastic transparencies, thermoforming, compression molding and autoclaving. Hydraulic systems and mechanical component design and manufacturing including mechanical drives, gearing and actuators. Plant design and construction including piping and valves, pumps, heat exchangers, condensers and water treatment. Ocean engineering winches and buoys. Extensive background in both commercial and aerospace markets. Versed in AutoCAD drafting and modeling and ALGOR software for finite element analysis (FEA).

WORK HISTORY:     Manager Design Engineering - California Manufacturing
                  Technology Center providing design and production solutions to small and medium California manufacturers.

                  Technical Manager and staff engineer - Pilkington PLC in the manufacturing of aircraft transparencies and composite products for the marine and aerospace markets.

                  Project Engineer - Ford Aerospace involved in missile and land vehicle manufacture and design of mechanical systems and components and in the development of battery products.

                  System Engineer - Bechtel Corporation assigned to the design and construction of fossil and nuclear power plants.

                  Design Engineer - Ocean Systems Inc. involved in the design of submersibles, undersea piping, winches and buoys.

EDUCATION:      BS in Mechanical Engineering, California State University at Los
                 Angeles
                MS in Mechanical Engineering, California State University at Los
                 Angeles

                RECENT COURSES:
                    Rapid Prototyping.
                    Product Acceleration: Proven Design Techniques for Reducing
                     Time to Market.
                    Advanced Finite Element Linear Stress Analysis.
                    Designing Injection molded Parts for Assembly.

PROFESSIONAL:   Registered Professional Engineer in California, Member ASME,
                 SME, SAMPE.

SPECIALIZATION: MECHANICAL ENGINEERING DESIGN MANAGEMENT

LANGUAGES:      Fluent Spanish